Exhibit 99.1

IMPORTANT NOTICE CONCERNING THE

HOSPIRA 401(k) RETIREMENT SAVINGS PLAN AND YOUR ABILITY TO TRADE HOSPIRA’S SECURITIES

May 23, 2012

This notice is being sent to all executive officers and directors of Hospira in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934.

This is to inform you that a new recordkeeper, T. Rowe Price, has been selected for the Hospira 401(k) Retirement Savings Plan, the Hospira Puerto Rico Retirement Savings Plan, and the Hospira Non-Qualified Savings and Investment Plan (collectively, the “Plan”).  As a result, the responsibility for keeping track of accounts in the Plan will transition from J. P. Morgan Retirement Plan Services to T. Rowe Price.

During this transition, Plan participants temporarily will be unable to engage in transactions involving the assets held in their Plan accounts, including transactions involving shares of Hospira common stock.  In addition, participants will not be able to obtain a loan, withdrawal or distribution from the Plan.  This period, during which participants will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”

Generally, during the blackout period, you are prohibited from directly or indirectly purchasing, selling or otherwise transferring any equity security of Hospira that you acquired in connection with your service or employment as a director or executive officer regardless of whether or not you are a participant in the Plan.  This prohibition includes the exercise of stock options.  In addition, covered transactions are not limited to those involving your direct ownership, but include any transactions in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

The blackout period is expected to begin at 3 p.m. Central Time on June 22, 2012 and end during the week of July 13, 2012. You can determine whether the blackout period has started or ended by calling T. Rowe Price at 1-800-922-9945.

In addition to this Sarbanes-Oxley blackout, please remember that Hospira observes regularly scheduled blackout periods under its insider trading policy that restrict your ability to trade in Hospira stock.  For the second quarter, our insider trading blackout period will start on June 15, 2012 and is expected to end at the close of business on August 3, 2012.

The regulations do provide exceptions for a limited number of transactions.  However, the rules are complex and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe.  Therefore, please contact Royce R. Bedward, Vice President, Deputy General Counsel & Secretary, before engaging in any transaction involving the Company’s stock during the blackout period, if you believe that a transaction in which you have a pecuniary interest may occur during the blackout period or if you have any questions concerning this notice.

Royce R. Bedward

Vice President, Deputy General Counsel & Secretary

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

(224) 212-2894